Exhibit (j)(4)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Gabelli ETFs Trust of our reports dated March 1, 2025, relating to the financial statements and financial highlights of Gabelli Growth Innovators ETF, Gabelli Love Our Planet & People ETF, Gabelli Global Technology Leaders ETF (formerly known as Gabelli Automation ETF) and Gabelli Commercial Aerospace and Defense ETF, which appear in Gabelli ETFs Trust’s Certified Shareholder Report on Form N-CSR for the year ended December 31, 2024. We also consent to the references to us under the headings “Financial Statements”, “Financial Highlights”, and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

New York, New York

December 15, 2025